malonebailey LLP
CERTIFIED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1/A of our report dated December 19, 2014 with respect to the audited balance sheet of eBizware, Inc. as of August 31, 2014 and the statement of operations, changes in stockholders' deficit and cash flows for the period from December 31, 2013 (inception) through August 31, 2014.

We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
April 3, 2015

9801 Westheimer Road, Suite 1100 • Houston, Texas 77042 • 713.343.4200
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www.malonebailey.com